Exhibit 16.1

TELFORD SADOVNICK, P.L.L.C.

CERTIFIED PUBLIC ACCOUNTANTS

September 2, 2005

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street N.W.

Washington, DC 20549

Dear Sir,

Re: Cougar Holdings, Inc.

This letter will confirm that we reviewed Item 4.01 of the Form 8-K of Cougar Holdings, Inc. dated August 30, 2005, captioned “Changes in Registrant’s Certifying Accountant,” and that we agree with the statements made therein as they relate to Telford Sadovnick, P.L.L.C. We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of PKF (Hong Kong) or the approval of such engagement by the Board of Directors.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

TELFORD SADOVNICK, P.L.L.C.

/s/ AARON H. SADOVNICK

Aaron H. Sadovnick, CPA

114 West Magnolia Street, Suite 423, Bellingham, Washington 98225

Telephone 3(60) 392-2886 Facsimile (360) 392-2887